UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 22, 2011

VENTRUS BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35005	20-8729264
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

99 Hudson Street, 5th Floor, New York, New York	10013
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(646) 706-5208

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On August 24, 2011, Ventrus Biosciences, Inc. entered into an employment agreement with Thomas Rowland that will become effective on September 1, 2011 and pursuant to which Mr. Rowland will serve as our Chief Business Officer.  The agreement will continue until December 31, 2013. The employment agreement provides for base salary of $250,000 per year and an annual performance-based bonus in the discretion of Ventrus’ Compensation Committee of up to 20% of his base salary.  Under the employment agreement, Mr. Rowland is prohibited for six months after termination, increasing to one year in the event he voluntarily resigns without good reason (as defined in the agreement), from (a) engaging in any business within a restricted territory that develops or commercializes prescription drugs for the specific disease treatment of hemorrhoids, anal fissures, and fecal incontinence or other products that compete with products we are developing or selling at the time of his termination, (b) soliciting or working within a restricted territory with our competitors or any other entity that could benefit from Mr. Rowland’s use of our confidential information, (c) becoming financially interested with one of our competitors within a restricted territory, (d) soliciting or accepting business from our competitors, and (e) inducing any employee or consultant of ours to terminate employment or a contractual relationship with us.

If Mr. Rowland’s employment is terminated as a result of his death, disability or change of control, we must pay him or his estate, as applicable, his then current base salary for a period of six months following the date of termination and any earned but unpaid incentive bonus and expense reimbursement through the date of his death or disability. All stock options that are scheduled to vest on the next succeeding anniversary of the effective date of the agreement will be accelerated and deemed to have vested as of the termination date. All stock options that have not vested or been deemed to have vested as of the date of termination will be forfeited. Stock options that have vested as of Mr. Rowland’s termination will remain exercisable for 360 days following his termination.

If we terminate Mr. Rowland for cause (as defined in the agreement) or if he terminates without good reason (as defined in the agreement), we must pay his then current base salary through the date of his termination and any expense reimbursement amounts owed through the date of termination.

If Mr. Rowland’s employment is terminated (i) by us other than for cause or (ii) by Mr. Rowland for good reason (as defined in the agreement), then we must (1) continue to pay Mr. Rowland his then current base salary and all fringe benefits for a period of six months following such termination, (2) any expense reimbursement amounts owed through the date of termination, (3) pay any accrued but unpaid bonus and (4) all stock options granted to Mr. Rowland that are scheduled to vest by the end of the term of the employment agreement shall be accelerated and deemed to have vested as of the termination date. Stock options that have vested as of Mr. Rowland’s termination will remain exercisable for 360 days following his termination.

The description of Mr. Rowland’s employment agreement set forth above is not complete and is qualified in its entirety by reference to the agreement, which is attached as Exhibit 10.17 to this report and is incorporated herein by reference.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 24, 2011, Ventrus entered into amendments to the existing employment agreements between Ventrus and each of Dr. Russell H. Ellison, our Chief Executive Officer, and David. J. Barrett, our Chief Financial Officer.  Prior to amendment, each agreement provided that each of Dr. Ellison and Mr. Barrett is entitled to a first incentive bonus of $250,000 in the event that our market capitalization exceeds $100 million for a period of 30 consecutive trading days with an average trading volume of the common stock during such period of at least 100,000 shares per trading day and a second incentive bonus of $500,000 in the event that our market capitalization exceeds $250 million for a period of 30 consecutive trading days with an average trading volume of the common stock during such period of at least 100,000 shares per trading day.  The amendments to their employment agreements provide that if the second market capitalization threshold is attained, the second market capitalization bonus will be paid in a combination of shares of our common stock worth $300,000 and $200,000 in cash.  The valuation of the shares of common stock was determined by the closing price of our common stock as reported on NASDAQ on August 24, 2011 ($9.85), and resulted in a share amount to which each of Dr. Ellison and Mr. Barrett is entitled if the market capitalization threshold is attained of 30,457 shares of our common stock.

In addition, the amendment to Mr. Barrett’s agreement provides that he will be eligible for an incentive cash bonus in the discretion of Ventrus’ Compensation Committee of up to 25% of his base salary.

The amendments to Dr. Ellison’s and Mr. Barrett’s employment agreements are attached as Exhibits 10.18 and 10.19, respectively, to this report and are incorporated herein by reference.

Item 8.01.  Other Events.

On August 22, 2011, patient dosing began in the first pivotal Phase III trial being conducted by Ventrus for iferanserin (VEN 309) for the treatment of asymptomatic hemorrhoids.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits

10.17	Employment Agreement effective as of September 1, 2011 between Ventrus Biosciences, Inc. and Thomas Rowland
10.18	Amendment No. 1 dated August 24, 2011 to Amended and Restated Employment Agreement effective as of December 22, 2010 between Ventrus Biosciences, Inc. and Russell H. Ellison
10.19	Amendment No. 1 dated August 24, 2011 to Employment Agreement effective as of December 22, 2010 between Ventrus Biosciences, Inc. and David J. Barrett

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VENTRUS BIOSCIENCES, INC.

Date: August 25, 2011	/s/ David J. Barrett
David J. Barrett, Chief Financial Officer